Exhibit 99.1

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Dear Shareholders,

Some people have asked me in the last week, what’s going on with our stock price. In the past two months, it’s been as high as $8.00 dollars and as low as $3.85. Of course, I don’t like to see this kind of fluctuation, and neither the highs nor the lows accurately reflect the business.

As your CEO, I can't control stock prices going up and down. I can, however, focus on growing our business and building assets, which ultimately is creating the value in the company. Eventually, we know stock prices align with value.

That is EXACTLY what we have been doing at Genius Brands, and the result is that over the last three years, we have created a powerful catalogue of kid’s content (encompassing seven different brands and an equally powerful distribution outlet, Kid Genius Cartoon Channel). Both are highly valuable and desirable items, which quite often get sold to bigger companies in the food chain (major studios, networks, phone companies, cable companies, etc.).

Here are some facts to remember:

We have more positive events occurring in Genius Brands today than at any time before. I would add, even more than when I sold my previous company to Disney and to Cookie Jar for many multiples of what we trade at.

•	More brands, both in and coming to the marketplace
•	More licensees
•	More committed retailers
•	More catalogue in use
•	A rapidly growing kids channel currently in 50 million U.S. television households, and we are in negotiations, which will put it at over 75+ million U.S. television households by the end of this quarter. (Note, there are a total of 105 million U.S. television households. At 75 million, Kid Genius Cartoon Channel will be able to reach three out of four kids in the U.S.)

The creation of children’s characters, and licensing consumer products around them, is the same business,

1. that drove the sale of DreamWorks for $3.4 billion dollars to Universal.

2. that drove the sale of Marvel for $4+ billion dollars to Disney.

The creation of our Kid Genius Cartoon Channel distribution system, which can deliver kids content to greater than 60% of U.S. television households,

1. is the same business that drove the sale of FOX Kids to Disney for $5.4 billion.

2. is the same business that drove the sale of the HUB to Hasbro and eventually Discovery.

We have powerful and committed partners that are engaged in our brands and businesses, including:

•	Netflix
•	General Mills
•	YouTube
•	Comcast
•	Sony Music/Sony Pictures Home Entertainment
•	Target
•	Toys”R”Us
•	Amazon
•	Penguin Books

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THESE ARE THE CRÈME DE LA CRÈME OF THE CHILDREN'S BUSINESS FOOD CHAIN

These partnerships and others including broadcasters, publishers , toy companies, electronics, and key licensees, provide an 'architecture and ecosystem' for bringing our properties to the consumer, and to make money…just as I have done with our key management many times before. These companies are smart, wired, and selective. They don’t enter relationships with unproven parties nor with properties that they don’t believe can become extremely successful, and they usually do.

The relationship with Sony Pictures Home Entertainment is PARTICULARLY meaningful.  Not only are they a strategic business partner on multiple businesses, but they recently took a 7% investment in the company. They have a firm commitment to grow their own kid’s business through their relationship with Genius Brands.

When I had the good fortune to ring the NASDAQ closing bell last week, Sony had a Senior Vice President there WITH ME on the platform. In 2017 and beyond, they will be releasing more and more of our properties into the marketplace as our global digital content distributor.

I have said it takes three years to create, produce, distribute, and bring our content ultimately to the retail shelf. We now have the first of our properties, SpacePOP, on shelf in a big way. We have the licensees; we have the retail support; and we have the content, which has millions and millions of views and continues to grow every day.

What is required is PATIENCE.

In October, our second property will debut, Llama Llama, for Netflix and stars Jennifer Garner. We are well along in production, and our delivery to Netflix in October will not only trigger the beginning of several million dollars of payments from them, but also an array of advances and guarantees from merchandise, which will then be on retail shelves everywhere.

Warren Buffett has said over and over again that patience is the most important discipline required of an investor. He even put it inside the curriculum of our Secret Millionaires Club. Few have it, but those who do, win.

We have powerful value drivers occurring in Genius Brands, and I encourage you to watch now as they come to market.

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

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